As filed with the Securities and Exchange Commission on April 23, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dow Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-1128146
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2211 H.H. Dow Way Midland, Michigan	48674
(Address of Principal Executive Offices)	(Zip Code)

Dow Inc.

2021 Employee Stock Purchase Plan

(Full title of the plan)

Amy E. Wilson

General Counsel and Corporate Secretary

Dow Inc.

2211 H.H. Dow Way

Midland, Michigan 48674

(989) 636-1000

(Name and address of agent for service)

Copy to:

Kerry S. Burke

Covington & Burling LLP

One CityCenter, 850 Tenth Street, NW

Washington, DC 20001-4956

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	25,000,000	$62.39	$1,559,750,000	$170,168.73

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Dow Inc.’s Common Stock as reported on the New York Stock Exchange on April 22, 2021, which was $62.39 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the plan covered by this registration statement (the “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registration Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Dow Inc. (the “Registrant”) is subject to the informational and reporting requirements of Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 5, 2021;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 23, 2021;

(c) The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 5, 2021;

(d) The Registrant’s Current Reports on Form 8-K filed on February  11, 2021, March  4, 2021 (except information furnished under Item 7.01), March  25, 2021 and April 16, 2021 (except information furnished under Item 7.01); and

(e) The Registrant’s description of its Common Stock contained in Exhibit 4.5 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 5, 2021, including any amendments or reports filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The validity of the issuance of the Registrant’s Common Stock offered hereby has been passed on by Amy E. Wilson, General Counsel and Corporate Secretary of the Registrant. As of April 1, 2021, Ms. Wilson owns 6,366 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”), a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference, and Amended and Restated Bylaws (the “Bylaws”), a copy of which is filed as Exhibit 4.2 hereto and incorporated herein by reference, contain provisions that provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware, as may be amended from time to time.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

The Registrant maintains liability insurance for itself and its directors and officers to provide protection for claims based on alleged breaches of fiduciary duty or other wrongful acts committed or allegedly committed by the Registrant’s directors and/or officers, whether or not the Registrant has the power to indemnify the person under the DGCL.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Dow Inc. (incorporated by reference to Exhibit 3.1 to Dow Inc.’s Current Report on Form 8-K filed with the Commission on April 2, 2019).

4.2	Amended and Restated Bylaws of Dow Inc. (incorporated by reference to Exhibit 3.2 to Dow Inc.’s Current Report on Form 8-K filed with the Commission on April 2, 2019).

5.1*	Opinion of Amy E. Wilson, General Counsel and Corporate Secretary.

23.1.1*	Consent of Independent Registered Public Accounting Firm for Dow Inc.

23.1.2*	Consent of Independent Registered Public Accounting Firm for The Dow Chemical Company.

23.2*	Consent of Ankura Consulting Group, LLC.

23.3*	Consent of Amy E. Wilson, General Counsel and Corporate Secretary (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page to this Registration Statement).

99.1	Dow Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to Dow Inc.’s Current Report on Form 8-K filed with the Commission on April 16, 2021).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dow Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Michigan, on April 23, 2021.

DOW INC.

By:	/s/ Ronald C. Edmonds
Ronald C. Edmonds Controller and Vice President of Controllers and Tax

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jim Fitterling, Howard Ungerleider, Amy E. Wilson and Ronald C. Edmonds and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-8 registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on April 23, 2021.

Signature	Title

/s/ Jim Fitterling	Director, Chairman and Chief Executive Officer
Jim Fitterling	(Principal Executive Officer)

/s/ Howard Ungerleider	President and Chief Financial Officer
Howard Ungerleider	(Principal Financial Officer)

/s/ Ronald C. Edmonds	Controller and Vice President of Controllers and Tax
Ronald C. Edmonds	(Principal Accounting Officer)

/s/ Richard K. Davis	Lead Director
Richard K. Davis

/s/ Samuel R. Allen	Director
Samuel R. Allen

/s/ Gaurdie Banister Jr.	Director
Gaurdie Banister Jr.

/s/ Wesley G. Bush	Director
Wesley G. Bush

/s/ Debra L. Dial	Director
Debra L. Dial

/s/ Jeff M. Fettig	Director
Jeff M. Fettig

/s/ Jacqueline C. Hinman	Director
Jacqueline C. Hinman

/s/ Luis Alberto Moreno Mejia	Director
Luis Alberto Moreno Mejia

/s/ Jill S. Wyant	Director
Jill S. Wyant

/s/ Daniel W. Yohannes	Director
Daniel W. Yohannes